                          S I D L E Y  &  A U S T I N
               A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

     Dallas                      Bank One Plaza                        Hong Kong
     -----                                                               -----
  Los Angeles                10 S. Dearborn Street                      London
     -----                                                               -----
   New York                 Chicago, Illinois  60603                   Shanghai
     -----                                                               -----
Washington, D.C.             Telephone 312 853 7000                    Singapore
                                                                         -----
                             Facsimile 312 853 7036                      Tokyo

                                 Founded 1866


                                 June 27, 2000

Concord EFS, Inc.
2525 Horizon Lake Drive
Suite 120
Memphis, TN  38133

Ladies and Gentlemen:

          We refer to the Agreement and Plan of Merger dated as of April 12, 2000 (the "Agreement") among Cash Station, Inc., a Delaware corporation (the "Company"), Concord EFS, Inc., a Delaware corporation ("Parent"), and SWCI Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Parent ("Merger Sub"), which provides for the merger (the "Merger") of Merger Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

          As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) each issued and outstanding share of the common stock, par value $.01 per share, of the Company (a "Share" or, collectively, the "Shares"), not owned directly or indirectly by Parent or the Company, will be converted into, and become exchangeable for, 2.6982 validly issued, fully paid and nonassessable shares (subject to certain adjustments described in the Agreement) of the common stock, par value $0.33 1/3 per share, of Parent ("Parent Common Stock"), with cash paid in lieu of a fractional share of Parent Common Stock; (ii) each Share that is held in the treasury of the Company will be canceled and no capital stock of Parent or other consideration will be delivered in exchange therefor; and (iii) each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of the common stock, par value $.01 per share, of the Surviving Corporation.

          The Merger and the Agreement are more fully described in the Parent's registration statement on Form S-4 (the "Registration Statement") relating to the registration of shares of Parent Common Stock, which has been filed by Parent with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended. The

Sidley & Austin                                                         Chicago
Concord EFS, Inc.
June 27, 2000
Page 2


Registration Statement includes the Proxy Statement and Prospectus (the "Prospectus") of the Company.

          You have requested our opinion concerning certain federal income tax consequences of the Merger. For purposes of our opinion, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Registration Statement and Prospectus and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and described in the Prospectus and in accordance with the provisions of the Agreement; (ii) the factual statements concerning the Merger and the representations set forth in the Agreement, the Registration Statement and the Prospectus are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time; and (iii) the factual representations made to us by the Parent and the Company in the Parent Tax Certificate and the Company Tax Certificate, respectively, dated the date hereof and delivered to us for purposes of this opinion are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time.

          If any of the foregoing assumptions is untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

          Our opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current regulations and proposed regulations thereunder, current published administrative rulings and procedures of the Internal Revenue Service, and judicial decisions published to date, all of which are subject to change at any time. You should note that future legislative, judicial, or administrative actions, decisions, or interpretations, which may be retroactive in effect, could materially affect our opinion. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed herein, including any changes in applicable law which may hereafter occur.

          Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          In addition, reference is made to the statements in the Registration Statement and Prospectus under the captions "Summary - Certain United States Federal Income Tax Consequences" and "The Merger - Certain United States Federal Income Tax Consequences," which have been prepared or reviewed by us. It is our opinion that the statements made under those captions, to the extent constituting statements of law or legal conclusions and subject to the

Sidley & Austin                                                         Chicago
Concord EFS, Inc.
June 27, 2000
Page 3


limitations contained therein, are correct and describe the material U.S. federal income tax consequences of the Merger.

          Except as expressly set forth above, we express no opinion on any issue relating to the tax consequences of, or any other matters related to, the Merger. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth above.

          We are furnishing this opinion in connection with the filing of the Registration Statement with the SEC, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

          We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                       Very truly yours,

                                       /s/ Sidley & Austin